Exhibit 99.1

TELA Bio Reports Strong Third Quarter 2021 Revenues Reflecting Continued Growth Driven by Increased Demand

MALVERN, Pa., November 10, 2021 (GLOBE NEWSWIRE) -- TELA Bio, Inc. ("TELA") (Nasdaq: TELA), a commercial-stage medical technology company focused on designing, developing, and marketing innovative tissue reinforcement materials to address unmet needs in soft tissue reconstruction, today reported third quarter 2021 financial results.

Third Quarter 2021 Financial Results and Recent Business Highlights

-	Reported revenue of $7.7 million for the third quarter of 2021, increasing 44% year-over-year;

-	Increased demand for OviTex® and OviTex PRS Reinforced Tissue Matrix products in the third quarter of 2021 resulting in a revenue increase of 34% and 101% year-over-year, respectively;

-	Strong international sales during the third quarter of 2021;

-	Entered into an exclusive distribution agreement with Next Science for its advanced anti-biofilm, no-rinse surgical wash; and

-	Appointed Roberto Cuca as the Company's new Chief Operating Officer and Chief Financial Officer.

"Throughout the quarter, we continued our efforts towards gaining market share across our portfolio of OviTex products," said Antony Koblish, co-founder, President and Chief Executive Officer of TELA Bio. "Although the market experienced some volatility due to the continued impact of COVID-19, we remained focused on building a foundation with strategic initiatives to increase brand awareness and commercial execution to drive organic growth. We anticipate that a market recovery is near and believe we remain well-positioned to capitalize on this as we look towards the end of 2021 and the ensuing quarters."

Third Quarter 2021 Financial Results

Revenue was $7.7 million for the third quarter of 2021, an increase of 44% compared to the prior year period despite demand headwinds for our products in September due to the surge of new COVID-19 cases related to new variants, such as the delta variant. This increase was driven by the expansion of our commercial organization, increased penetration within existing customer accounts and stronger than anticipated international sales. Sequentially, third quarter revenue grew slightly.

Gross profit was $4.6 million for the third quarter of 2021, or 60% of revenue, compared to $3.3 million, or 62% of revenue, in the same period in 2020. The decrease in gross margin was primarily due to the increase in the reserve for excess and obsolete inventory as a percentage of revenue as compared to the prior year, driven by the growth of the Company’s product inventory in the third quarter of 2021.

Operating expenses were $11.8 million in the third quarter of 2021, compared to $10.2 million in the same period in 2020. The increase was due to the expansion of our commercialization activities, higher professional, consulting and legal expenses, and increased research and development expenses.

Loss from operations was $7.2 million in the third quarter of 2021, compared to a loss from operations of $6.9 million in the same period in 2020.

Net loss was $8.3 million in the third quarter of 2021, compared to a net loss of $7.7 million in the same period in 2020.

Cash and Cash Equivalents at September 30, 2021 were $53.6 million.

Financial Outlook

We continue to monitor and evaluate the impact the COVID-19 pandemic has had and will continue to have on our results of operations. Despite these challenges, for the full year 2021, TELA Bio is maintaining its expectation for revenue to be in the range of $28.0 million to $30.0 million, representing growth of 54% to 65% over the prior year period. As with previous guidance, continued uncertainty relating to the dynamic environment with the COVID-19 pandemic could materially impact this projection.

Conference Call and Webcast Details

The Company will host a live conference call and webcast to discuss these results and provide a corporate update on Wednesday, November 10, 2021, at 4:30 PM ET.

To participate in the call, please dial (855) 548-1219 (domestic) or (409) 217-8881 (international) and provide conference ID 8535689. The live webcast will be available on the Events & Presentations page of the Investors section of TELA's website.

About TELA Bio, Inc.

TELA Bio, Inc. (NASDAQ: TELA) is a commercial-stage medical technology company focused on designing, developing, and marketing innovative tissue reinforcement materials to address unmet needs in soft tissue reconstruction. The Company is committed to providing patients with advanced, economically effective biologic material repair solutions to minimize long-term exposure to permanent synthetic materials and improve clinical outcomes. TELA Bio's OviTex® and OviTex PRS Reinforced Tissue Matrix products are purposefully designed to address the shortcomings of existing reinforcement materials in hernia repair, abdominal wall reconstruction, and plastic and reconstructive surgery. For more information, visit www.telabio.com.

Caution Regarding Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Words such as "may," "might," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "predict," "forecast," "project," "plan," "intend" or similar expressions, or statements regarding intent, belief, or current expectations are forward-looking statements and reflect the current beliefs of TELA's management. Such forward-looking statements include statements relating to our expected revenue and revenue growth for the full year 2021, our expected increase in market share throughout the remainder of 2021, and our expectations with respect to market stability in the near term. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors that could cause actual results and events to differ materially and adversely from those indicated by such forward-looking statements including, among others: the impact to our business of the ongoing COVID-19 pandemic and the development of new variants of COVID-19, such as the delta variant, including but not limited to any impact on our ability to market our products, demand for our products due to deferral of procedures using our products, the labor and staffing environment in the healthcare industry, or disruption in our supply chain, our ability to achieve or sustain profitability, our ability to gain market acceptance for our products and to accurately forecast and meet customer demand, our ability to compete successfully, our ability to enhance our product offerings, development and manufacturing problems, capacity constraints or delays in production of our products, maintenance of coverage and adequate reimbursement for procedures using our products, product defects or failures. These and other risks and uncertainties are described more fully in the "Risk Factors" section and elsewhere in our filings with the Securities and Exchange Commission and available at www.sec.gov, including in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Any forward-looking statements that we make in this announcement speak only as of the date of this press release, and TELA assumes no obligation to updates forward-looking statements whether as a result of new information, future events or otherwise after the date of this press release, except as required under applicable law.

Investor Contact

Greg Chodaczek

347-620-7010
ir@telabio.com

TELA Bio, Inc.

Consolidated Balance Sheets

(In thousands, except share and per share amounts)

(Unaudited)

	September 30,	December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$53,636	$74,394
Accounts receivable, net	3,573	2,683
Inventory	6,269	3,907
Prepaid expenses and other assets	2,061	2,241
Total current assets	65,539	83,225
Property and equipment, net	891	626
Intangible assets, net	2,379	2,607
Total assets	$68,809	$86,458

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$2,334	$652
Accrued expenses and other current liabilities	7,043	5,953
Total current liabilities	9,377	6,605
Long-term debt with related party	31,315	30,827
Other long-term liabilities	388	—
Total liabilities	41,080	37,432

Stockholders’ equity:
Preferred stock; $0.001 par value: 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock; $0.001 par value: 200,000,000 shares authorized; 14,503,582 and 14,437,289 shares issued and 14,503,518 and 14,437,107 shares outstanding at September 30, 2021 and December 31, 2020, respectively	15	14
Additional paid-in capital	249,067	245,736
Accumulated other comprehensive loss	(43)	(71)
Accumulated deficit	(221,310)	(196,653)
Total stockholders' equity	27,729	49,026
Total liabilities and stockholders' equity	$68,809	$86,458

TELA Bio, Inc.

Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except share and per share amounts)

(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2021	2020	2021	2020
Revenue	$7,654	$5,313	$21,089	$12,546
Cost of revenue (excluding amortization of intangible assets)	2,976	1,950	7,707	4,746
Amortization of intangible assets	76	76	228	228
Gross profit	4,602	3,287	13,154	7,572
Operating expenses:
Sales and marketing	6,948	6,342	20,749	15,734
General and administrative	3,462	2,607	9,184	7,274
Research and development	1,409	1,201	5,018	3,092
Total operating expenses	11,819	10,150	34,951	26,100
Loss from operations	(7,217)	(6,863)	(21,797)	(18,528)
Other (expense) income:
Interest expense	(922)	(898)	(2,675)	(2,661)
Other (expense) income	(127)	58	(185)	185
Total other expense	(1,049)	(840)	(2,860)	(2,476)
Net loss	$(8,266)	$(7,703)	$(24,657)	$(21,004)
Net loss per common share, basic and diluted	$(0.57)	$(0.53)	$(1.71)	$(1.69)
Weighted average common shares outstanding, basic and diluted	14,485,688	14,421,990	14,461,174	12,431,257
Comprehensive loss:
Net loss	$(8,266)	$(7,703)	$(24,657)	$(21,004)
Foreign currency translation adjustment	38	(29)	28	2
Comprehensive loss	$(8,228)	$(7,732)	$(24,629)	$(21,002)